EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 19, 2018, relating to our audit of the consolidated financial statements of Nemus Bioscience, Inc. and its subsidiary for the years ended December 31, 2017 and 2016 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

Orange County, California

July 20, 2018